Exhibit 5.1

November 30, 2006

Mercury Computer Systems, Inc.

199 Riverneck Road

Chelmsford, MA 01824

Re: Securities Being Registered Under Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President and General Counsel of Mercury Computer Systems, Inc., a Massachusetts corporation (the “Company”), and am issuing this opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”), for the purpose of registering with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Securities Act’), (1) 300,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable pursuant to the Company’s 1997 Employee Stock Purchase Plan, as amended (the “Plan”), and (2) the preferred stock purchase rights which are currently attached to and trade with the Common Stock in accordance with the terms of the Shareholder Rights Agreement dated as of December 14, 2005 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A. (the “Rights”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records of the Company and such other documents, records, certificates and other instruments of officials of the Company, public officials and others as I have deemed necessary or appropriate as a basis for the opinion set forth herein. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

I am admitted to the practice of law in the Commonwealth of Massachusetts, and I express no opinion with respect to any other laws.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance by the Company and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable, and the Rights attached thereto will be validly issued.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving my consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Craig Barrows

Craig Barrows

Vice President, General Counsel